Exhibit 10.6

February 2, 2022

CHW Acquisition Corporation

2 Manhattanville Road, Suite 403

Purchase, NY 10577

Attention: Jonah Raskas, Co-Chief Executive Officer

Reference is made to that certain Business Combination Agreement (the “BCA”), dated as of the date hereof, by and among Wag Labs, Inc., a Delaware corporation (the “Company”), CHW Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), and CHW Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of SPAC (“Merger Sub”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by SPAC, the Company and each of CHW Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Jonah Raskas and Mark Grundman (together with the Sponsor, the “Founder Shareholders”) in connection with the transactions contemplated by the BCA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC, the Company and each Founder Shareholder hereby agree as follows:

1.	Each Founder Shareholder represents and warrants that such Founder Shareholder holds the number of Founders Shares and Founders Warrants set forth opposite such Founder Shareholder’s name on Exhibit A under the heading “Total Shares” and “Total Warrants.” As used herein, “Founders Shares” means, (i) for all periods prior to the completion of the Domestication, ordinary shares, par value $0.0001 per share, of SPAC and, (ii) for all periods after the completion of the Domestication, common stock, par value $0.0001 per share, of the Domesticated SPAC. As used herein, “Founders Warrants” means, prior to the Domestication, warrants to purchase ordinary shares of SPAC, with each whole warrant exercisable for one ordinary share of SPAC at an exercise price of $11.50. “Founders Equity” means, collectively, the Founders Shares and the Founders Warrants held by all Founder Shareholders.

2.	With respect to 360,750 Founders Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing) (the “Sponsor Forfeiture Shares”), during the period commencing on the date hereof and ending on the earlier of (A) the date that is three years after the Acquisition Closing, (B) the date on which such Sponsor Forfeiture Share(s) is no longer subject to forfeiture in accordance with Section 3 or Section 4 below, (C) subsequent to the Acquisition Closing, the consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the Domesticated SPAC’s stockholders having the right to exchange their shares for cash, securities or other property, and (D) the valid termination of the BCA pursuant to Article IX thereof, the Sponsor agrees that it shall not: (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any Sponsor Forfeiture Shares, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Sponsor Forfeiture Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clauses (a) or (b); provided, that (i) the Sponsor may transfer Sponsor Forfeiture Shares as contemplated by clauses (1) through (8) of Section 7(c) of the Prior Letter Agreement (as defined below), if and only if, the transferee of such Sponsor Forfeiture Shares evidences in writing reasonably satisfactory to SPAC such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor and (ii) if SPAC waives any of the lockup provisions of the Lockup Agreement, then the lockup provisions contained in this Letter Agreement shall be so waived to the extent of such waiver of the Lockup Agreement, with respect to the same percentage of Domesticated SPAC Common Stock as to which the lockup provisions of the Lockup Agreement are released.

3.	The number of Sponsor Forfeiture Shares subject to potential forfeiture shall be determined as follows:

(a)	Upon the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then 120,250 Sponsor Forfeiture Shares will no longer be subject to forfeiture and shall no longer be subject to Section 2.

(b)	Upon the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 Sponsor Forfeiture Shares will no longer be subject to forfeiture and shall no longer be subject to Section 2.

(c)	Upon the date on which the daily volume-weighted average sale price of one share of Domesticated SPAC Common Stock quoted on the Nasdaq (or the exchange on which the shares of Domesticated SPAC Common Stock are then listed) is greater than or equal to $18.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the time period beginning on the Acquisition Closing Date and ending on the three-year anniversary of the Acquisition Closing Date, then an additional 120,250 will no longer be subject to forfeiture. For the avoidance of doubt, in the event that the conditions in this Section 3(c) are satisfied, no Sponsor Forfeiture Shares will be subject to forfeiture and the obligations of the Sponsor in Section 2 shall terminate.

(d)	On the date that is the three-year anniversary of the Acquisition Closing Date, the Sponsor shall forfeit all Sponsor Forfeitures Shares which remain subject to forfeiture, if any.

The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing.

4.	If, during the three-year period beginning on the first day after the Acquisition Closing, there is a Change of Control pursuant to which the Domesticated SPAC or its stockholders have the right to receive consideration implying a value per share of Domesticated SPAC Common Stock (as agreed in good faith by the Sponsor and the board of directors of the Domesticated SPAC) of:

(a)	less than $12.50, then immediately prior to such Change of Control, the Sponsor shall forfeit 360,750 Sponsor Forfeiture Shares;

(b)	greater than or equal to $12.50 but less than $15.00, then (A) immediately prior to such Change of Control, the Sponsor shall forfeit 240,500 Sponsor Forfeiture Shares, and (B) thereafter, the Sponsor Forfeiture Shares shall no longer be subject to forfeiture;

(c)	greater than or equal to $15.00 but less than $18.00, then (A) immediately prior to such Change of Control, the Sponsor shall forfeit 120,250 Sponsor Forfeiture Shares, and (B) thereafter, the Sponsor Forfeiture Shares shall no longer be subject to forfeiture; or

(d)	greater than or equal to $18.00, then (A) the Sponsor shall forfeit zero Sponsor Forfeiture Shares, and (B) thereafter, the Sponsor Forfeiture Shares shall no longer be subject to forfeiture.

The price targets set forth above shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Domesticated SPAC Common Stock occurring after the Acquisition Closing.

5.	The Founder Shareholders hereby agree that, in the event that the aggregate amount of cash proceeds made available from the Trust Account to the Domesticated SPAC at the Acquisition Merger Closing, after giving effect to the payment of any cash proceeds required to satisfy exercises of the Redemption Rights (but, for the avoidance of doubt, prior to the payment of any unpaid Company Transaction Expenses or unpaid SPAC Transaction Expenses) is less than 10% of the funds contained in the Trust Account as of the date hereof (without including any funds in the Trust Account with respect to any shares of Domesticated SPAC Common Stock acquired by the PIPE Investors pursuant to the Subscription Agreements), the Founder Shareholders shall irrevocably transfer, surrender and forfeit to SPAC for cancellation (and the Sponsor and SPAC shall take all actions necessary to effect such transfer, surrender and forfeiture for cancellation) for no consideration, fifteen percent (15%) of the Founders Equity indirectly owned as of the date hereof by Jonah Raskas and Mark Grundman as set forth in Section A of the SPAC Disclosure Schedule; provided, that the composition of such fifteen percent (15%) of the Founders Equity (i.e., the number of Founders Shares and the number of Founders Warrants) shall be in the Founder Shareholders’ sole discretion.

6.	The Founder Shareholders hereby agree that, in the event that the Company Community Shares are issued in accordance with the BCA in an amount equal to the Company Community Share Amount, the Founder Shareholders shall irrevocably transfer, surrender and forfeit to SPAC for cancellation (and the Sponsor and SPAC shall take all actions necessary to effect such transfer, surrender and forfeiture for cancellation) for no consideration 20,000 shares of the Founders Equity indirectly owned as of the date hereof by Jonah Raskas and Mark Grundman.

7.	Each Founder Shareholder hereby agrees, from the date hereof until the earlier of the Acquisition Closing and the valid termination of the BCA pursuant to Article IX thereof, (a) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, all of such Founder Shareholder’s Founders Shares (together with any other equity securities of SPAC that such Founder Shareholder holds of record or beneficially as of the date of this Letter Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject SPAC Equity Securities”) (i) in favor of the Required SPAC Proposals, (ii) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC (other than the BCA and the Transactions), (iii) against any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA or the Transactions, and (iv) against any proposal, action or agreement that would (A) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or the Merger Sub under the BCA or (B) result in any of the conditions set forth in Article VIII of the BCA not being fulfilled, (b) not to redeem, elect to redeem or tender or submit any of its Subject SPAC Equity Securities for redemption in connection with the BCA or the Transactions, (c) not to commit or agree to take any action inconsistent with the foregoing, and (d) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Prior Letter Agreement, including the agreement by such Founder Shareholder pursuant to Section 1(b) therein not to redeem any Shares (as defined therein) owned by it or him in connection with the shareholder approval in connection with the Transactions.

8.	SPAC and the Founder Shareholders have previously entered into that certain letter agreement dated August 30, 2021, in connection with the initial public offering of SPAC (the “Prior Letter Agreement”). The parties acknowledge and agree that the Prior Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and each Founder Shareholder shall comply with, and fully perform all of such Founder Shareholder’s obligations, covenants and agreements set forth in, the Prior Letter Agreement (including, for the avoidance of doubt, the lock-up provisions in Section 7 thereof).

9.	During the period commencing on the date hereof and ending on the earlier of the Acquisition Closing and the valid termination of the BCA pursuant to Article IX thereof, no Founder Shareholder shall modify or amend the Prior Letter Agreement without the prior written consent of the Company.

10.	SPAC acknowledges and agrees that, from and after the date hereof, any Insider (as defined in the Prior Letter Agreement) may participate in the formation of, or become an officer or director of, any blank check company. Upon the prior written request of the Sponsor, SPAC agrees to assign to any Insider designated by the Sponsor all right, title and interest in and to the trademarks, trade names, service marks, logos, corporate names, domain names and other source identifiers held by SPAC as of the date hereof, including any and all goodwill related to the foregoing (the “SPAC Marks”), and from and after the Acquisition Closing, SPAC shall cease and discontinue all use of such SPAC Marks, including any mark or term confusingly similar thereto or derivative thereof.

11.	Each Founder Shareholder hereby acknowledges that such Founder Shareholder has read the BCA and this Letter Agreement and has had the opportunity to consult with such Founder Shareholder’s tax and legal advisors. Each Founder Shareholder shall be bound by and comply with (a) Section 7.01(d)-(f) (No Solicitation), (b) Section 7.05(b) (Access to Information; Confidentiality), (c) Section 7.10 (Public Announcements), and (d) Section 10.11 (No Recourse) of the BCA (and any relevant definitions contained in any such Sections) as if such Founder Shareholder was an original signatory to the BCA with respect to such provisions, mutatis mutandis; provided, however, for the avoidance of doubt, the agreement to be bound by and comply with Section 7.01(d)-(f) (No Solicitation) of the BCA shall not limit the rights of any Founder Shareholder or any of its Representatives with respect to any transaction involving any person (other than SPAC) and any corporation, partnership or other business organization (other than the Company or any Company Subsidiary).

12.	Subject to the terms and conditions of this Letter Agreement, SPAC and each Founder Shareholder agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the BCA and this Letter Agreement.

13.	Each Founder Shareholder hereby represents and warrants to SPAC and the Company as follows:

(a)	Such Founder Shareholder has all necessary power and authority to execute and deliver this Letter Agreement and to perform such Founder Shareholder’s obligations hereunder. The execution and delivery of this Letter Agreement by each of such Founder Shareholder has been duly and validly authorized and no other action on the part of such Founder Shareholder is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such Founder Shareholder and, assuming due authorization, execution and delivery by the other Founder Shareholders, SPAC and the Company, constitutes a legal, valid and binding obligation of such Founder Shareholder, enforceable against such Founder Shareholder in accordance with its terms, subject to the Remedies Exceptions.

(b)	As of the date of this Letter Agreement, the Founder Shareholders collectively hold 2,405,000 Founders Shares (with individual holdings set forth opposite each such Founder Shareholders name on Exhibit A under the heading “Total Shares”), free and clear of any and all Liens, other than those (i) created by this Letter Agreement, the Prior Letter Agreement and the SPAC Organizational Documents or (ii) arising under applicable securities Laws.

(c)	The execution and delivery of this Letter Agreement by such Founder Shareholder does not, and the performance of this Letter Agreement by such Founder Shareholder will not: (i) conflict with or violate any applicable Law applicable to such Founder Shareholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such Founder Shareholder, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of Founders Shares owned by such Founder Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Founder Shareholder is a party or by which such Founder Shareholder is bound, except, in the case of clause (i) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(d)	The execution and delivery of this Letter Agreement by such Founder Shareholder does not, and the performance of this Letter Agreement by such Founder Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(e)	There is no material Action pending or, to the knowledge of such Founder Shareholder, threatened against such Founder Shareholder, which in any manner challenges or, individually or in the aggregate, would reasonably be expected to materially delay or impair the ability of such Founder Shareholder to perform such Founder Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

(f)	Except for this Letter Agreement and the Prior Letter Agreement, such Founder Shareholder has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the Founders Shares owned by such Founder Shareholder or (ii) granted any proxy, consent or power of attorney with respect to any Founders Shares owned by such Founder Shareholder (other than as contemplated by this Letter Agreement). Such Founder Shareholder has not entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Founder Shareholder from satisfying such Founder Shareholder’s obligations pursuant to this Letter Agreement.

(g)	Such Founder Shareholder understands and acknowledges that the Company is entering into the BCA in reliance upon the execution and delivery of this Letter Agreement by the Founder Shareholders.

14.	This Letter Agreement, together with the BCA to the extent referenced herein, the Prior Letter Agreement and the other agreements entered into by the Founder Shareholders in connection with the initial public offering of SPAC, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof.

15.	Except for the assignment of this Letter Agreement from SPAC to the Domesticated SPAC by operation of law in connection with the Domestication, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

16.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of this Letter Agreement shall govern. The provisions set forth in Sections 6.04 (Claims Against Trust Account), 9.04 (Amendment), 9.05 (Waiver), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 10.09 (Counterparts), and 10.10 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

17.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in the BCA, with (a) notices to SPAC and the Company being sent to the applicable addresses set forth therein, in each case with all copies as required thereunder and (b) notices to each Founder Shareholder being sent to the address set forth opposite such Founder Shareholder name on Exhibit A under the heading “Address.”

18.	This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Acquisition Merger Effective Time. Upon termination of this Letter Agreement, none of the parties hereto shall have any further obligations or liabilities under this Letter Agreement; provided, however, that nothing in this Section 18 shall relieve any party hereto of liability for any willful material breach of this Letter Agreement prior to such termination.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

CHW Acquisition Sponsor LLC

By:	CHW Acquisition Founders LLC
Its:	Sole Managing Member
By:	MJG Partners LLC
Its:	Sole Managing Member

By:	/s/ Mark Grundman
Name:	Mark Grundman
Title:	Managing Member

By:	/s/ Mark Grundman
Mark Grundman

By:	/s/ Jonah Raskas
Jonah Raskas

Acknowledged and agreed

as of the date of this Letter Agreement:

CHW ACQUISITION CORPORATION

By:	/s/ Jonah Raskas
Name:	Jonah Raskas
Title:	Co-Chief Executive Officer

WAG LABS, INC.

By:	/s/ Garrett Smallwood
Name:	Garrett Smallwood
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

EXHIBIT A

Founder Shareholder	Address	Total Shares	Total Warrants
CHW Acquisition Sponsor LLC	2 Manhattanville Road, Suite 403 Purchase, NY 10577	2,405,000	4,238,636
Mark Grundman	2 Manhattanville Road, Suite 403 Purchase, NY 10577	0	0
Jonah Raskas	2 Manhattanville Road, Suite 403 Purchase, NY 10577	0	0
Total:		2,405,000	4,238,636